EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Amendment No.1 to Registration Statement No. 333-158411 on Form S-4 of our reports dated February 27, 2009, relating to the consolidated financial statements and financial statement schedule of Berkshire Hathaway Inc., and the effectiveness of Berkshire Hathaway Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectuses, which are part of this Registration Statement.
Omaha, Nebraska
July 7, 2009